EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 10, 2012

NEW DIRECTOR JOINS TEJON RANCH CO. BOARD

(TEJON RANCH, CA) Tejon Ranch Co. (NYSE: TRC) today announced the addition of Anthony L. Leggio to the Board of Directors of Tejon Ranch Co. He was elected to the Board at its May 8, 2012 board meeting.

Mr. Leggio is President of Bolthouse Properties, LLC, an agricultural and land development company based in Bakersfield. He previously served as Vice President/General Counsel for Wm. Bolthouse Farms, one of the world’s largest carrot producers, and formerly was a Principal and Managing Partner at the law firm of Clifford & Brown, P.C. Mr. Leggio is a Summa Cum Laude graduate of the University of Pacific, and later earned a Juris Doctor with Distinction from its McGeorge School of Law.

“We are very pleased to have Tony Leggio join our Board of Directors,” said Robert A. Stine, president and CEO of Tejon Ranch Co. “He comes with outstanding credentials. Not only does he have a proven track record of success in both agriculture and land development, given his local ties, he also understands and has an intimate knowledge of both Tejon Ranch and the local community.”

“As a life-long resident of Bakersfield, I’ve closely watched the growth and development at Tejon Ranch over the years,” said Leggio. “Tejon Ranch is well positioned for the future and I am extremely honored to have the opportunity to serve on the Board and look forward to joining with management and my fellow directors as we collectively work to build shareholder value.”

In addition to his professional qualifications, Mr. Leggio has significant experience on a variety of boards of directors. He is currently Chairman of the Board for H.F. Cox Petroleum Transport, and is a founding director of Valley Republic Bank in Bakersfield. He formerly was a director at ARB/Primoris Corporation (NASDAQ: PRIM), and also served as chair of Pandol, Inc., a leading California-based agribusiness.

In addition to Mr. Leggio, the members of the Tejon Ranch Co. Board of Directors include Board Chairman, Real Estate Attorney Kent G. Snyder; directors John L. Goolsby and Norman Metcalfe, both involved in private investments and real estate; George G.C. Parker, Dean Witter Distinguished Professor of Finance at Stanford Business School; Geoffrey L. Stack, Managing Director of SARES-REGIS Group; Robert A. Stine; Daniel R. Tisch, Managing Member of Tower View LLC, and Michael H. Winer, Portfolio Manager with Third Avenue Management LLC.

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com.

CONTACT:

Barry Zoeller

Vice President, Corporate Communications & Marketing

(661) 663-4212

bzoeller@tejonranch.com